Exhibit 99.2

SenesTech Inc.

Third Quarter Fiscal Year 2020 Financial Results

Wednesday, November 11, 2020, 5:00 PM Eastern

CORPORATE PARTICIPANTS Ken Siegel - Chief Executive Officer Tom Chesterman - Chief Financial Officer Robert Blum - Lytham Partners

PRESENTATION

Operator

Good day, and welcome to the SenesTech Inc Reports Third Quarter Fiscal Year 2020 Financial Results. All participants will be in listen-only mode. Should you need assistance, please signal a conference specialist by pressing the “*” key followed by “0.” And please note, this event is being recorded.

I would now like to turn the conference over to Robert Blum with Lytham Partners. Please go ahead.

Robert Blum

Thank you very much, Cole, and thank all of you for joining us today. On today’s call, we will discuss SenesTech’s third quarter 2020 financial results for the period ended September 30, 2020.

With us on the call today are Mr. Ken Siegel, the company’s Chief Executive Officer, and Mr. Tom Chesterman, the company’s Chief Financial Officer. At the conclusion of today’s prepared remarks, we will open the call for a question-and-answer session.

Before we begin with prepared remarks, we submit for the record the following statements. Statements made by the management team of SenesTech during the course of this conference call may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 as amended and Section 21E of the Securities Exchange Act of 1934 as amended, and such forward-looking statements are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe future expectations, plans, results or strategies and are generally preceded by words such as may, future, plan or planned, will or should, expected, anticipates, draft, eventually or projected.

Listeners are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events or results to differ materially from those projected in the forward-looking statements, including the risks that actual results may differ materially from those projected in the forward-looking statements as a result of various factors and other risks identified in our filings with the Securities and Exchange Commission.

All forward-looking statements contained during this conference call speak only as of the date in which they were made and are based on management’s assumptions and estimates as of such date. The company does not undertake any obligation to publicly update any forward-looking statements whether as a result of the receipt of new information, the occurrence of future events, or otherwise.

With that said, let me turn the call over to Ken Siegel. Ken, please proceed.

Ken Siegel

Thanks Robert. Good afternoon and thank all of you for joining us today. Before I talk about the operating results, let me start with our most recent announcement that we’ve added three members to the Board. It was an interesting and extremely encouraging process. We had intended to recruit only two new Board members to replace our former chairperson and to accommodate Julie Williams’ desire to take a more passive role. But in the recruitment process, unique and complementary individuals were identified and in the end, we decided to expand the board to accommodate an additional Director.

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Wednesday, November 11, 2020, 5:00 PM Eastern

These three have very specific skills to best support the company and our current commercial growth strategies. They all share a passion for our business, and recognize the unique value of ContraPest as an effective and sustainable solution to an age-old problem.

Phil Grandinetti is Founder and Chief Customer Officer of WITHit, a growth leader in wearable tech accessories, with prior executive sales experience at GSM products and LightWedge. Phil brings a deep background in the commercialization of innovative consumer products and a track record of leading exponential growth. K.C. Kavanagh is the Chief Communications Officer at Bacardi, with prior executive communications experience at Starwood Hotels and Resorts. K.C. has particular expertise in messaging, including strategic, brand and product messaging, taking complex messages and making them understandable and exciting.

Jake Leach is the Chief Technology Officer at Dexcom, a leader in glucose monitoring technology, and known for pairing technology with an exceptional user experience. This pairing of technology and user experience is expected to have direct relevance to the commercial development and deployment of ContraPest. Although Julie Williams is stepping down from her board role, she will continue to provide her expertise and assistance as a Director Emeritus and Board Observer.

As you saw from our press release, we continued to achieve traction during the third quarter in the awareness and deployment of ContraPest, which resulted in 114% increase in sales over the prior period. Albeit still from a small base, this is the second highest revenue quarter we’ve achieved over the past seven quarters, as we showed growth on both a sequential and a year-over-year basis. I believe the strategies we are developing to expand the adoption of ContraPest are beginning to work. And as the impacts from COVID begin to subside, we will see that begin to even be more recognized in our financial results.

Clearly, the biggest thing that happened during the quarter was the passage of the California Ecosystems Protection Act of 2020, otherwise known as AB 1788, which will prohibit the use of the four major second-generation anticoagulant rodenticides or SGARs commonly used in rodent pest control under many circumstances. Signed by the governor, the bill will become law effective January 1, 2021.

As many of you are aware, we’ve been discussing the potential passage of this bill for some time now. The bill is intended to address the vulnerability of wildlife to the lethality and environmental persistence of these SGARs used for rodent control, but it also creates a challenge to pest management professionals or PMPs, who incorporate these SGARs in their integrated pest management programs. Absent the use of these SGARs, test managers will have to rely on other lethal and non-lethal tools. Clearly, ContraPest can be that alternative and complementary non-lethal approach to managing rodents with its proven effectiveness in the field.

As has been stated in various public testimony, it’s estimated that the current use of rodenticides, with these SGARs being a large share, is worth approximately $100 million of product per year in California alone. So clearly, this is a very large opportunity for SenesTech. So what are we doing to make sure ContraPest can gain adoption in the State of California?

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Wednesday, November 11, 2020, 5:00 PM Eastern

As we stated in our press release in late September, we have launched a multi-pronged initiative to drive adoption of ContraPest in California. First, we’re engaging with the PMP industry on how ContraPest can be beneficial to their pest management business as they adapt to the removal of SGARs. The first movers in California were in Los Angeles and San Francisco, and we have seen expansion of deployment there, but much of that actually predated the passage of AB 1788. Since the passage, what we have seen is a growing number of inbound inquiries and responses to our outreach efforts from PMPs, who are now facing the reality of integrated test management without SGARs. We certainly saw it at a recent virtual industry conference. We see it in response to our e-mails and our social media posts, and our field salespeople are seeing it in the increased interest from prospective customers when they call.

ContraPest can clearly help fill the gap in integrated pest management. As we’ve stated, in extensive field studies, ContraPest has been shown to reduce rodent populations 60% to 90% beyond conventional means alone. As PMPs adapt their protocols and practices to the bill, we will work with PMPs to best incorporate ContraPest as they eliminate or limit the use of the now prohibited SGARs. We believe that PMPs will also see that ContraPest can be economically and practically beneficial to their entire practice, not just that affected by the bill.

Second, we’re expanding our market awareness campaigns to the broader residential consumer, commercial and agribusiness customers and other bases. This starts with the redesign of our website and our e-commerce platform to make it more consumer-friendly. When we launched the e-commerce platform last year, it was not really optimized for direct-to-consumer, and now it clearly needs to be. This will then be further supported by targeted social media and email campaigns.

Along with the passage of AB 1788, ContraPest was added to the reduced risk pesticide list in San Francisco, which now permits ContraPest’s expanded use in the city. The Integrated Pest Management Ordinance of San Francisco mandates a pesticide band and only allows select pesticide products to be used on city-owned properties. The San Francisco reduced risk pesticide list catalog’s those pesticide products approved for use. The San Francisco Department of the Environment performs extensive evaluations when deciding what products to accept to the list, focusing on factors such as efficacy and environmental impact. Products on the list are required to be used with an integrated pest-management strategy.

The passage of AB 1788 and the addition of ContraPest to the Reducer’s pesticide list alone are not windfalls, but they are rather opportunities. There’s still a lot of work that needs to be done. Our opportunity will be to use these events to reach more and more PMPs, end-user customers and show them that ContraPest is a viable substitute and then continue the discussion to how ContraPest is a valuable addition to all integrated pest management scenarios. I can assure you that we are hard at work to leverage this opportunity.

One other comment on this before I transition. As many of you are aware, many other states tend to follow California’s lead. So while this is clearly a very large opportunity, the reality is that this potential banning of SGARs may spread across the country. Again, that in and of itself doesn’t create a windfall as there are still other alternatives to treatment, but it does allow for the potential acceleration of the adoption of ContraPest, and we’re going to be all over it.

While California is obviously very important, our key themes for the long term success that I laid out for the past few quarters remain the same. So let’s spend a minute just touching on each of these and provide updates where I can.

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Wednesday, November 11, 2020, 5:00 PM Eastern

First, we began a crash program to obtain the data necessary to show how ContraPest worked in real-world situations and to demonstrate both its long term efficacy and cost effectiveness. As we discussed last quarter, we have launched several long term projects that effectively demonstrate the efficacy of ContraPest in the real-world application. As we previously announced, our program in Washington, D.C. demonstrated reductions of between 70% and 87% in rat population, with those reductions being sustained over time. D.C. will be deploying ContraPest on a widespread basis as their budget permits. We also observed a significant reduction in the ratio of juveniles to adults, which in population biology is considered the harbinger of a population crash.

We have similar data, though not as large as scale from other locales. We can now package this data for sales efforts to other municipalities and governmental entities as clear and compelling proof that ContraPest works in the real-world in the nitty-gritty urban environment. Our challenge, however, is that these potential customers are the hardest hit budget wise from the pandemic. We’ll have to wait for the budget pressures to lessen before we’re able to make complete inroads into this vertical.

As we also previously discussed, our long term project in the poultry industry is also showing a 50% to 87% reduction in rodent populations with an average sustained reduction of 61%. This project has also enabled us to test a more efficient and easier to use dispensing system that we are also testing in other locations. This new sipper tube structure will shortly be submitted to the EPA for approval, that’s giving our customers another way to address their rodent problems. We believe that this new dispenser will be highly desirable in addressing roof rat infestations and can significantly expand the usability of ContraPest in many other locations. We hope for EPA approval later next year.

Our data shows that in poultry applications, the amount going to the bottom line of an average farm could approach $1 million per year, with annual revenue to us exceeding $50,000 per location. But this isn’t the only application in agriculture. There are many other markets in what we refer to as the grain vector. Those agricultural applications where grain loss from rodents is a significant cost of operations.

Second, we refocused our sales and marketing efforts to drive pull-through demand and focused our efforts on a set of target verticals that would be most likely to see the benefits of the product and would have the highest value from results. As we discussed last quarter, Steve Kraus has now restructured, re-staffed and redirected outside sales to accelerate new account growth and position emerging field efficacy results for sustained growth in key market verticals. We now have four regional sales professionals fully trained and now fully targeted within their regions.

Third, and as part of our marketing efforts, we launched an e-commerce platform that will allow us to sell directly to consumers, allowing us to get our product to individuals and companies that were happy to deploy ContraPest without a PMP while also creating another source of demand to PMPs. This continues to be a growing channel for us and one that we will continue to invest in selectively and prudently.

Fourth, we repositioned ContraPest as part of an overall integrated pest management strategy. We emphasized that while ContraPest could certainly be used as a single solution in environmentally sensitive situations, it was even more highly effective as part of an integrated approach. From a positioning standpoint, we recognized last year that attempting to position ContraPest as an exclusive solution to pest control, was alienating our potential PMP customers and other major players in the industry, because sustainable control requires the use of multiple test management tools. Since then, we’ve been strongly emphasizing the important role that ContraPest can and does play as part of an IPM solution. It can dramatically improve the effectiveness of other tools and generate sustained results. And because ContraPest is a contraceptive and not a sterilant, PMPs can improve their business models by providing a long term solution that enables them to substantially reduce their servicing costs. We’re now finalizing real-world business cases that our sales and marketing team can use to demonstrate to both PMPs and end users the high value of including ContraPest as part of their IPM programs.

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Wednesday, November 11, 2020, 5:00 PM Eastern

Fifth, we refocused our R&D efforts towards making the product more user-friendly and available for use in increasing numbers of applications. We currently have three efforts in this area.

First, the addition of mice to the label. We have begun the submission process with the EPA and expect, assuming approval, to be able to take a revised label to the states and to the markets by midyear next year.

Second, new dispensers. This was a key learning from the poultry product that a new dispenser was necessary. We now have finished the design of one that works well, and we will be submitting it to the EPA shortly.

Third, non-liquid bait. This is something that we hear a request from potential customers, and we have talked about it before. It may not be something that we can do or should do alone. We are in discussions with a more experienced partner in non-liquid formulas and hope to be able to announce progress in this area within the next quarter.

Finally, we stopped chasing every shiny object that came along and concentrated on those areas and opportunities, most likely to bring near-term success while maintaining financial discipline. Tom will talk about that more in his remarks.

So, in closing, while we are increasingly focusing efforts within California, we continue to make progress on other key initiatives set forth at the beginning of the year to drive long term adoption of ContraPest. Those include finalizing data sets within key industries, including poultry and municipal areas, driving pull-through demand through a refocused sales and marketing program as well as direct sales efforts through our e-commerce platform and we continue to efficiently manage the business.

As budgets become less encumbered by the effects of COVID-19, we believe these efforts, coupled with our repositioning of ContraPest as a component of an overall integrated pest-management strategy will increasingly gain traction.

And with that, let me turn it over to Tom for a look at the numbers.

Tom Chesterman

Thank you Ken. Just as a reminder for our listeners and investors, we will be filing our 10-Q within a day or two with all of the detail. So right now, we’ll just limit ourselves to the summary numbers.

Revenue for the quarter was $77,000 compared with $71,000 last quarter and $36,000 in the third quarter of 2019. As activity in this industry tends to be seasonal, this represents an impressive growth rate of over 100%, but from a small base, of course. Over a third of the revenue is coming in from California right now, which we expect to continue or grow with the passage of the bill, as Ken mentioned in our current sales focus.

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Wednesday, November 11, 2020, 5:00 PM Eastern

Revenues continue to be a mixture of distributor sales, PMP direct and direct-to-consumer. I should note that we can’t always tell the difference between PMP direct and direct-to-consumer as the PMPs can and do order from the website just as consumers do. We think that revenues, particularly to the municipal customers, might have been higher if not for the budgetary issues COVID-19 has placed on their operations, but it’s very difficult to confirm or calculate precisely.

Moving to costs and expenses. Cost of goods sold have improved significantly over last year. This trend has been driven by a variety of initiatives, less scrap, larger batch sizes and improved raw material handling. Our goal is to get to a gross margin of 50% or better and we are on track to achieving that.

While on manufacturing, our relocation to our new space in Phoenix is nearly complete. We probably won’t get to full production there until the end of the year. But we have restarted limited production already.

Operating expenses were $1.9 million in the quarter, a significant reduction versus $2.6 million in the third quarter of 2019 and a fairly insignificant increase over the second quarter.

As we’ve discussed, our goal was and is to take $1 million out of OPEX compared to last year, while still spending as needed to support top line growth. As of the year-to-date, we have achieved that with a nine month OPEX down $1.3 million.

Our adjusted EBITDA, which we think is a useful measurement of net operating performance was a $1.7 million loss for the quarter, up slightly from the second quarter, but still much improved year-to-date versus last year due to the reduction in OPEX I just mentioned.

Moving on to another essential topic, cash. We had a significant subsequent event of a financing. Earlier this month, we had a significant warrant inducement with an existing investor. In this, we raised a net $2.6 million. When added to cash at the end of the quarter, this implies total cash on hand of $5.3 million.

At our current burn rate, this provides us the needed capital to or beyond midyear next year. While this is enough for now, I will reiterate that we still need further capital at some point. We will continue to assess the capital markets and act opportunistically as needed and appropriate.

With that, let me open up the lines for questions from our investors. Operator, please open.

QUESTION AND ANSWER

Operator

And at this time, we will begin the question-and-answer session. To ask a question, you may press “*” then “1” on your touchtone phone. If you are using a speakerphone, please pick up your handset before pressing the keys, to withdraw your question, please press “*” then “2.” Once again that is “*” then “1” to ask a question. And at this time, we will pause momentarily to assemble the roster.

And our first question today will come from Pete Enderlin with Maz Partners. Please go ahead.

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Wednesday, November 11, 2020, 5:00 PM Eastern

Pete Enderlin

Thank you. Good afternoon. Really, I just have one sort of big question, which is you’ve talked a lot about the change strategically shifting from ContraPest as a replacement for what you might call the PMP’s Legacy programs to…and where, as you mentioned, they sort of saw ContraPest as a competitive threat to ContraPest as a part of their integrated pest management programs. So the question that I have that I don’t fully understand at this point is how will the PMPs combine ContraPest with the other tools as Ken mentioned, and what are those other tools that they’re going to continue to use in combination with ContraPest?

Ken Siegel

Great question, Pete. To make sure….I was on mute. The…there are several different modalities they use. There are lethal modalities, which include traps, also includes the poisons and the like. There is exclusion, which is a common thing, just to make sure that they don’t come back. And various ancillary methods that are included. The one thing that we are essentially saying to them is they can continue to use their existing methods and their existing methods will achieve some level of knockdown of the population, particularly if they continue to use lethal methodologies. What we can demonstrate to them, though, is once they get to that level of knockdown, they can deploy ContraPest either simultaneously with or immediately after, and ContraPest will take the knockdown down the incremental 60% to 90% that we’re seeing. And the critical piece of it is, it will keep it down.

And so as opposed to having the historic issue that the PMPs experience and that end users experience is that because the traditional methods don’t work over a long term period, you’re achieving knockdown and then three to six months later, the population is back again. So what this does is it achieves the knockdown and takes it down further and keeps it there. It doesn’t eliminate the rodents entirely. Nobody can ever do that, but it takes it down to a very low level, and it’s sustained. What we also then say to the PMPs is opposed to having your episodic deployment, which is you come in on month one and then six months later you come back and do it again, because ContraPest is a contraceptive and not a sterilant, the way to maximize efficacy is continued deployment.

So they end up with a model now that is opposed to destroying their business, which was their fear, it enhances the business by essentially creating a recurring revenue stream with the continued deployment of ContraPest, albeit at a lower level because you have less mice now....mice and rats now consuming it. But also, we have a happier customer because it’s not coming back. And because of the fact that you’re not doing the major knockdowns, the major cleanouts, et cetera, you have a significantly lower service costs, labor cost.

So we think it’s pretty compelling. And then, when you couple it with the fact that some of their tools are being taken away, it moves from just compelling now to necessity. But the idea here was, they were fearful of it for two reasons, one of which is they thought it would require a total redo of their overall business practices, and we’ve said that it doesn’t do that. And the other part of that is, is they became convinced that if we succeeded in eliminating the rat population, they wouldn’t have any business. And what we’ve done is we’ve demonstrated on both of those things; it fits within your programs. It enhances the programs, and in fact, can enhance your business model.

Pete Enderlin

Okay. And under California’s 1788, are there still other rodenticides, not the anticoagulant type, but others that they can continue to use?

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Wednesday, November 11, 2020, 5:00 PM Eastern

Ken Siegel

So let me turn that over to Tom, who’s more of our California expert. Go ahead Tom.

Tom Chesterman

Yes, there are other rodenticides that they can use. There are certainly first generation anticoagulants. There are also others that have a different mechanism of action, some of which are known to be less effective and some of which are actually known to be more dangerous. So there are some other possibilities that they can use and that’s one of the reasons why we really have to use this....see this as an opportunity to show the advantages of ContraPest as they also look at those other alternatives.

Pete Enderlin

Right. But then how do they achieve the initial knockdown? Some of these other rodenticides are less effective or maybe more dangerous in some ways. I mean, you could still have scavengers and predators eating dead rats with poison in them.

Tom Chesterman

Yes. That is very definitely an issue. And some of them will actually move to trapping, which is...and to other trapping-like activities that can also achieve that. The disadvantage of that is that they are more labor intensive. And so it really then behooves them to put as much ContraPest in as possible to augment those and bring down those labor costs.

Pete Enderlin

Do any of those very active PMPs in California use the dry ice method of eliminating them on an initial go-around or is that sort of not only...is that typically only used in New York City?

Tom Chesterman

We have anecdotal information from one PMP that they have looked at it, but they don’t find it to be particularly effective in their practice. We really have not heard a whole lot about its widespread use anywhere else.

Pete Enderlin

Okay. And then Ken, you sort of slipped and said mice and then rats, but that obviously raises the question of applying CP to other species, mice or something beyond that. What’s the outlook for that going forward?

Ken Siegel

So, we have submitted to EPA the amendments to add mice to the label. And so they’re currently in the process of reviewing it. So....I would tell you that the normal process is in the six month plus or minus. We’ve had positive experiences with the EPA in the past. So, we’re hopeful that by mid next year, we’ll be adding mice, and we’ve already demonstrated that it’s highly effective in mouse control.

Pete Enderlin

Alright, well, thank you.

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Wednesday, November 11, 2020, 5:00 PM Eastern

Ken Siegel

Optimistic, make that for 2021.

Pete Enderlin

Thank you very much.

Ken Siegel

You are welcome. Thank you.

Operator

This will conclude our question-and-answer session. I’d like to turn the conference back over to management for any closing remarks.

Ken Siegel

Well, thank you for your attention. If you have any questions, we would encourage you to send them to us via the Contact Us section of our website or call us at 928-779-4143. We appreciate your continued interest and support. This concludes our call. Good day.

Tom Chesterman

Thanks everybody.

Operator

The conference has now concluded. Thank you for attending today’s presentation. You may now disconnect your lines at this time.

SenesTech Inc.

Wednesday, November 11, 2020, 5:00 PM Eastern